Filed by Opportunistic Credit Interval Fund

pursuant to Rule 425 under the Securities Act of 1933, as amended, and deemed filed pursuant to Rule 14a-12 of the Securities Exchange Act of 1934, as amended

Subject Company

Yieldstreet Alternative Income Fund Inc.

File No. 811-2340

EXHIBIT A

Investment Company Act File No. 811-23407

YIELDSTREET ALTERNATIVE INCOME FUND INC.

April 30, 2026

Supplement No. 1

to the

Prospectus and Statement of Additional Information (“SAI”) dated April 30, 2026

The information set forth below supplements and supersedes any contrary information contained in the Prospectus and Statement of Additional Information (“SAI”) of Yieldstreet Alternative Income Fund Inc. (the “Company” or “we”), each dated April 30, 2026. This supplement is part of, and should be read in conjunction with, the Prospectus and SAI.

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The Company has entered into a definitive agreement for the Opportunistic Credit Interval Fund (“SOFIX” or the “Acquiring Fund”), managed by Mount Logan Management, LLC (“Mount Logan”), to acquire all of the assets of the Company, subject to the approval of stockholders of the Company (the “Proposed Reorganization”). If approved by stockholders, your shares of the Company will convert into SOFIX shares through a NAV-for-NAV (net asset value for net asset value) exchange.

In light of the Proposed Reorganization, the Company has suspended the offering of its shares for sale. The Company’s Automatic Dividend Reinvestment Plan will continue to operate for stockholders of the Company who have elected to participate in the Automatic Dividend Reinvestment Plan.

Additionally, the Board of Directors has determined to suspend repurchases pursuant to the Company’s share repurchase program (the “Share Repurchase Program”) in connection with the Proposed Reorganization. Such suspension shall remain in effect through the completion of the Proposed Reorganization or, if the Proposed Reorganization is not consummated, until further notice. Accordingly, all references to repurchases or the Share Repurchase Program in the Prospectus and SAI are hereby qualified by the foregoing.

Certain Risks Related to the Proposed Reorganization

In addition to the risks set forth the Prospectus and SAI dated April 30, 2026, stockholders of the Company should be mindful of additional risks relating to the Proposed Reorganization. The discussion below is not an exhaustive discussion of all risks relating to the Proposed Reorganization. Additional information regarding these and other risks, and the Proposed Reorganization generally, will be presented in a proxy statement/prospectus that will be provided to the Company’s stockholders, as explained in further detail below.

Regardless of whether stockholders approve the Proposed Reorganization and regardless of whether the Proposed Reorganization is ultimately consummated, the Company is responsible for paying certain expenses in connection with the Proposed Reorganization, and as a result, stockholders of the Company will bear those costs. If the Proposed Reorganization is not completed, the Company will have incurred substantial expenses for which no ultimate benefit will have been received.

The Company is subject to operational uncertainties and contractual restrictions while the Proposed Reorganization is pending. Among other things, the Agreement and Plan of Reorganization in connection with the Proposed Reorganization restricts the Company from taking actions that it or the Adviser or Sub-Adviser might otherwise consider to be in the Company’s best interests. These restrictions may prevent the Company from pursuing certain investment opportunities that may arise prior to the completion of the Proposed Reorganization, and may result in the Company holding a greater degree of its assets in cash and/or other liquid assets than it otherwise would. Additionally, uncertainty related to the Proposed Reorganization may cause those that deal with the Company to choose not to deal with the Company or seek to change their relationship with it.

The termination of the Reorganization Agreement could negatively impact the Company. If the Reorganization Agreement is terminated, there may be various consequences, including:

•	the business of the Company may have been adversely impacted by the failure to pursue other beneficial opportunities due to the focus of management on the Reorganization, without realizing any of the anticipated benefits of completing the Reorganization;

•	the Company may not be able to find a party willing to pay an equivalent or more attractive price than the price Acquiring Fund agreed to pay in the Reorganization; and

•	the Company and the Acquiring Fund would not realize the anticipated benefits of the Reorganization.

The Reorganization Agreement limits the ability of the Company to pursue alternatives to the Reorganization. Specifically, the Reorganization Agreement includes restrictions on the ability of the Company to solicit proposals for alternative transactions or engage in discussions regarding such proposals, subject to exceptions and termination provisions, which could have the effect of discouraging such proposals from being made or pursued.

The Reorganization is subject to closing conditions, including shareholder approval, that, if not satisfied or (to the extent legally allowed) waived, will result in the Reorganization not being completed, which may result in material adverse consequences to the business and operations of the Company. In addition to the required approval of the Company’s stockholders, the Reorganization is subject to a number of other conditions beyond the control of the Company or the Acquiring Fund that may prevent, delay or otherwise materially adversely affect completion of the Reorganization. The Company and the Acquiring Fund cannot predict whether and when these other conditions will be satisfied. The failure to complete the Reorganization would result in the Company and the Company’s stockholders failing to realize the anticipated benefits of the Reorganization.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Supplement may contain statements of a forward-looking nature relating to future events within the meaning of applicable U.S. securities laws, which relate to the Company, the Acquiring Fund or the Acquiring Fund as it would exist after the Proposed Reorganization (the “Combined Fund”). Forward-looking statements may be identified by words such as “anticipate”, “believe”, “could”, “continue”, “expect”, “estimate”, “intend”, “forecast”, “future”, “goal”, “may”, “objective”, “outlook”, “plan”, “predict”, “project”, “propose”, “seek”, “should”, “target” and “will” and variations of these words or similar expressions (or the negative versions of such words or expressions), although not all forward-looking statements include these words. Forward-looking statements are not statements of historical fact. The forward-looking statements may include statements as to: the expected timing of the Reorganization; the benefits of the Reorganization; future operating results of the Company, the Acquiring Fund or, following the Reorganization, the Combined Fund, and net investment income projections; business prospects of the Company, the Acquiring Fund or, following the Reorganization, the Combined Fund, and the prospects of their portfolio companies; Mount Logan’s or the Acquiring Fund’s plans, objectives, expectations and intentions regarding their business strategy and plans; and the impact of the investments that the Company, the Acquiring Fund or, following the Reorganization, the Combined Fund expect to make. Forward-looking statements are based on current expectations, estimates and assumptions that involve a number of risks and uncertainties, both known and unknown, that could cause actual results to differ materially from those projected, including, without limitation, the uncertainties associated with:

•	the ability of the parties to consummate the Reorganization on the expected timeline, or at all;

•	the expected synergies and savings associated with the Reorganization;

•	the ability to realize the anticipated benefits of the Reorganization, including the expected elimination of certain expenses and costs due to the Reorganization;

•	the percentage of the Company’s stockholders voting in favor of the Proposal;

•	the possibility that competing offers or acquisition proposals will be made;

•	the possibility that any or all of the various conditions to the consummation of the Reorganization may not or will not be satisfied or waived;

•	risks related to diverting management’s attention from ongoing business operations;

•	the Combined Fund’s plans, expectations, objectives and intentions, as a result of the Reorganization;

•	any potential termination of the Reorganization Agreement;

•	the future operating results and net investment income projections of the Company, the Acquiring Fund o following the Reorganization, the Combined Fund;

•	the ability of Mount Logan to implement Mount Logan’s future plans with respect to the Combined Fund;

•	the ability of Mount Logan and its affiliates to attract and retain highly talented professionals;

•	the business prospects of the Company, the Acquiring Fund or, following the Reorganization, the Combined Fund, and the prospects of their portfolio companies;

•	the impact of the investments that the Company, the Acquiring Fund or, following the Reorganization, the Combined Fund expect to make;

•	the ability of the portfolio companies of the Company, the Acquiring Fund or, following the Reorganization, the Combined Fund to achieve their objectives;

•	the expected financings and investments and leverage that the Company, the Acquiring Fund or, following the Reorganization, the Combined Fund may seek to incur in the future;

•	the adequacy of the cash resources and working capital of the Company, the Acquiring Fund or, following the Reorganization, the Combined Fund;

•	unexpected costs relating to the Reorganization;

•	the timing of cash flows, if any, from the operations of the portfolio companies of the Company, the Acquiring Fund or, following the Reorganization, the Combined Fund; and

•	the risk that shareholder litigation in connection with the Reorganization may result in significant costs of defense and liability.

The forward-looking statements contained in this Supplement involve risks and uncertainties. The actual results could differ materially from those implied or expressed in the forward-looking statements for any reason.

Other factors that could cause actual results to differ materially include:

•	changes or potential disruptions in the economy, financial markets, political environment or operations of the Company, the Acquiring Fund or, following the Reorganization, the Combined Fund;

•	the impact of elevated interest and inflation rates, ongoing supply chain and labor market disruptions, including those as a result of strikes, work stoppages or accidents, instability in the U.S. and international banking systems, uncertainties related to the 2026 mid-term elections and the risk of recession or a shutdown of government services;

•	risks associated with possible disruption in the operations of the Company or the Acquiring Fund or the economy generally due to terrorism, war or other geopolitical conditions, including revolution or insurgency (such as those arising out of the ongoing war between Russia and Ukraine and the escalated conflict in the Middle-East, including the Israel-Hamas conflict and war in Iran), natural disasters or pandemics;

•	future changes in laws or regulations (including the interpretation of these laws and regulations by regulatory authorities) and conditions in the Company’s or Acquiring Fund’s operating areas, particularly with respect to registered investment companies; and

•	other considerations that may be disclosed from time to time in the publicly disseminated documents and filings of the Company, the Acquiring Fund or, following the Reorganization, the Combined Fund.

The Company and the Acquiring Fund have based the forward-looking statements included in this Supplement on information available to them on the date of this Supplement, and they assume no obligation to update any such forward-looking statements. Although the Company and the Acquiring Fund undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, you are advised to consult any additional disclosures that they may make directly to you or through reports that the Company and the Acquiring Fund in the future may file with the SEC, including annual and semi-annual shareholder reports on Form N-CSR.

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As noted above, the Company is not presently conducting an offering of its shares. This Supplement does not constitute an offer to sell, or the solicitation of an offer to buy, any interest in the Company or SOFIX or the solicitation of any vote or approval in any jurisdiction pursuant to or in connection with the Proposed Reorganization or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Additional information regarding the Proposed Reorganization will be presented in a proxy statement/prospectus that will be provided to the Company’s stockholders. The proxy statement/prospectus, and related materials, has been filed on Form N-14 with the Securities and Exchange Commission and once it is available and effective, stockholders are urged to read it because it contains important information. Company stockholders will be able to access the proxy statement/prospectus and related materials, including the agreement and plan of reorganization and statement of additional information, for free at the Securities and Exchange Commission’s website https://www.sec.gov/ and on the Company’s website at www.yieldstreetalternativeincomefund.com.

Please retain this supplement for future reference.